PRESS RELEASE

SkyWay Communications Holding Corp.
Reports Network Activation on Schedule to
Support Southeast Airlines, Defense Contractor and
Government Agency Testing

CLEARWATER, Fla. — (BUSINESS WIRE)—January 27, 2004—SkyWay Communications Holding Corp. (OTCBB: SWYC — News), and its wholly owned subsidiary, Sky Way Aircraft Inc. announced today that projected milestones to re-activate the tower network on the eastern seaboard of the United States, including wireless tower locations, fiber optic and copper network interconnections (see previous tower network asset purchase release) that supported the in-flight telephone service, is on schedule. This 15Mbps network, plus the purchase of the DC9 airborne testing platform, as previously reported, enables the continuation of the in-flight testing, research and development, product marketing and system performance demonstration of the Sky Way in-flight communications system, including IFE systems, data communication and homeland security systems, to government agencies, major government defense contractors, commercial airlines and general aviation customers.

Milestone Phase I

Completion of the data cluster design, the construction of the data center and 24-hour security video monitoring center located at Sky Way corporate headquarters Clearwater, Florida has begun and is currently ahead of schedule. Completion scheduled for 2nd Quarter.

Milestone Phase IA

Activation of existing tower locations on the eastern seaboard of the United States, utilizing various major ISP fiber networks, points-of-presence and co-locations, the completion of site engineering inspections, land lease execution, wireless equipment purchase and FCC compliance testing of the initial 20 tower sites has begun, is currently on schedule and is projected for completion 2nd Quarter.

Milestone Phase II

Activation of existing tower locations in the central heartland of the United States has begun. These tower locations will increase the coverage area from the eastern/central U.S. to the southwestern U.S. coverage area, for general aviation and commercial aircraft customers utilizing the Sky Way in-flight communications system. This phase has begun and is scheduled to be completed 3rd Quarter. Selected site locations along the U.S. west coast (Seattle, San Francisco and Los Angeles areas) have been identified and shall be included in this activation/completion schedule.

Forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, continued acceptance of the Company’s products, increased levels of competition for the Company, new products and technological changes, the Company’s dependence on third-party suppliers, and other risks detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.

For more information regarding Sky Way Communications Holding Corp. please contact:

Brent Kovar, President (727) 535 8211   OR   www.skywayaircraftsecurity.com